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                                                                   EXHIBIT 99.1


MARKEL ANNOUNCES ACCEPTANCE OF NOTES TENDERED IN EXCHANGE OFFERS


FOR IMMEDIATE RELEASE                       CONTACT: BRUCE A. KAY
                                            TELEPHONE: 804-747-0136

Richmond, VA, May 20, 2002, Markel Corporation (NYSE:MKL) announced today that it has accepted all notes validly tendered and not withdrawn pursuant to Markel's exchange offers for outstanding Terra Nova 7.2% Notes due 2007 and Terra Nova 7.0% Notes due 2008. The exchange offers expired at 5:00 p.m. New York City time on May 20, 2002. At the expiration time, 100% of the Terra Nova 7.2% Notes held by non-affiliates of Markel had been tendered and 100% of the Terra Nova 7.0% Notes held by non-affiliates of Markel had been tendered. Markel has, in accordance with the terms and conditions of the exchange offers, notified the exchange agent of Markel's acceptance of these notes.

JPMorgan acted as the exclusive Dealer Manager for the exchange offer.

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.



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